Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-49081, 333-108753 and 333-05715 of The Procter & Gamble Company on Form S-8 of our report dated December 6, 2011, appearing in this Annual Report on Form 11-K of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan for the year ended June 30, 2011.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
December 6, 2011